                                                                Exhibit (g)(2)

                                [GRAPHIC OMITTED]

                   GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES

        TRANSLATION OF FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
       CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997
        EXPRESSED IN TERMS OF THE PURCHASING POWER OF MEXICAN PESOS AS OF
                DECEMBER 31, 1998 TOGETHER WITH AUDITORS' REPORT

                                     [LOGO]
                                  GRUPO MEXICO

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of a report originally issued in Spanish
(See explanation added to the notes to financial statements)

To the Stockholders of
Grupo Mexico, S.A. de C.V.:

We have audited the accompanying consolidated balance sheets of GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES (collectively referred to as the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of Grupo Ferroviario Mexicano, S.A. de C.V. and Subsidiaries, which statements reflect total assets of 17% and 14% in 1998 and 1997, respectively, and total revenues of 26% in 1998 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with the accounting principles generally accepted in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, on November 19, 1998 workers at the Mexicano de Cananea, S.A. de C.V. subsidiary initiated a strike that forced the suspension of operations until February 9, 1999. As part of the negotiations to terminate the strike, the Company agreed to the closure of the Cananea Copper Smelter and three departments, as well a reduction of workers at the Cananea mine. The costs and expenses incurred from the date of the strike through December 31, 1998 amounting to $62,839 thousand are presented as an unusual item in the statement of income. The difference between the book value and the net realizable value of the fixed assets of the closed operations, plus the severance payments to personnel of the closed operating units, which amounted to a total of $267,487 thousand, are shown as a loss from discontinued operation in the accompanying statement of income.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Mexico, S.A. de C.V. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations, the changes in their stockholders' equity and the changes in their financial position for the years then ended, in accordance with the accounting principles generally accepted in Mexico.


                                              /s/ Arthur Andersen

                                                  Arthur Andersen

February 26, 1999
(except with respect to the
subsequent event discussed
in Note 15, as to which the
date is April 7, 1999)

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997
EXPRESSED IN TERMS OF THE PURCHASING POWER OF MEXICAN PESOS
AS OF DECEMBER 31, 1998
(Stated in thousands of Mexican pesos)

ASSETS
                                                            1998            1997

Current Assets:
    Cash and marketable securities                   $ 6,589,866     $ 4,716,505

    Notes and accounts receivable-
     Trade, net                                        1,379,985       1,210,921
--------------------------------------------------------------------------------
     Recoverable taxes                                   601,863         856,683
--------------------------------------------------------------------------------
     Other                                               126,106         218,559
--------------------------------------------------------------------------------
                                                       2,107,954       2,286,163

    Inventories of primary and secondary
      metals and byproducts                            1,296,201       1,363,423
    Materials and supplies                             1,656,097       1,178,018
    Prepaid expenses and other                             8,083           3,459
--------------------------------------------------------------------------------
      Total current assets                            11,658,201       9,547,568

PROPERTY AND EQUIPMENT, net                           27,973,481      27,411,972

CONCESSION TITLES, net                                 1,323,509       1,345,837

INVESTMENTS IN SHARES OF ASSOCIATED
    AND OTHER UNCONSOLIDATED
    COMPANIES                                             86,281          82,101

GOODWILL, net                                            138,837         154,334

OTHER ASSETS:
    Deferred charges, net                                484,816         371,637
--------------------------------------------------------------------------------
    Share trust                                        1,216,535       1,817,579
--------------------------------------------------------------------------------

                                                       1,701,351       2,189,216

                                                     $42,881,660     $40,731,028
================================================================================

The accompanying notes are an integral part of these consolidated balance sheets.

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           1998            1997

Current Liabilities:
   Debt with Federal Government                    $         --    $  3,733,032
--------------------------------------------------------------------------------
   Notes and interest payable                           649,726         235,608
--------------------------------------------------------------------------------
   Accounts payable and accrued liabilities           1,755,273         968,845
--------------------------------------------------------------------------------
   Income taxes, asset taxes and
    employee profit sharing                             377,239         343,144
--------------------------------------------------------------------------------

     Total current liabilities                        2,782,238       5,280,629

LONG-TERM DEBT                                       12,345,862       7,642,298

VOLUNTARY RETIREMENT, PENSION AND
    SENIORITY PREMIUM RESERVE                            25,851          59,344

NEGATIVE GOODWILL                                        72,068          86,475
--------------------------------------------------------------------------------
     Total liabilities                               15,226,019      13,068,746

STOCKHOLDERS' EQUITY:
    Capital stock                                     8,527,046       8,678,508
--------------------------------------------------------------------------------
    Reserve for purchase of own shares                1,021,655         607,084
--------------------------------------------------------------------------------
    Retained earnings                                27,559,588      28,344,420
--------------------------------------------------------------------------------
    Cumulative effect of restatement                (12,044,017)    (11,324,544)
--------------------------------------------------------------------------------
                                                     25,064,272      26,305,468
    Minority interest                                 2,591,369       1,356,814
--------------------------------------------------------------------------------
      Total stockholders' equity                     27,655,641      27,662,282

                                                   $ 42,881,660    $ 40,731,028
================================================================================

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
EXPRESSED IN TERMS OF THE PURCHASING POWER OF MEXICAN PESOS
AS OF DECEMBER 31, 1998
(Stated in thousands of Mexican pesos, except earnings (loss) per share data)

                                                           1998            1997

Net sales                                          $ 10,505,530    $ 12,362,835
-------------------------------------------------------------------------------
Service income                                        3,636,681              --
-------------------------------------------------------------------------------
                                                     14,142,211      12,362,835

Cost of sales                                         7,122,587       7,729,660
-------------------------------------------------------------------------------
Operating cost                                        2,279,456              --
-------------------------------------------------------------------------------
                                                      9,402,043       7,729,660

      Gross profit                                    4,740,168       4,633,175

EXPENSES:
    Administrative                                      550,168         381,113
-------------------------------------------------------------------------------
    Depreciation                                      1,672,464       1,186,404
-------------------------------------------------------------------------------

                                                      2,222,632       1,567,517
-------------------------------------------------------------------------------
      Operating income                                2,517,536       3,065,658

INTEGRAL RESULT OF FINANCING:
    Interest expense (income), net                      635,568        (308,617)
-------------------------------------------------------------------------------
    Foreign exchange loss, net                        1,301,003          53,731
-------------------------------------------------------------------------------
    (Gain) loss on monetary position                   (806,024)        165,275
-------------------------------------------------------------------------------

                                                      1,130,547         (89,611)

OTHER INCOME, net                                        10,289          58,737
--------------------------------------------------------------------------------
      Income from continuing operations before
       unusual item and provisions                    1,397,278       3,214,006

                                                             1998           1997

UNUSUAL ITEM                                               62,839             --

PROVISIONS FOR:
    Income taxes                                          151,535        144,281
--------------------------------------------------------------------------------
    Asset taxes                                            76,925         31,666
--------------------------------------------------------------------------------
    Employee profit sharing                               239,356        312,148
--------------------------------------------------------------------------------
    Utilization of tax loss carryforwards                 (16,546)
--------------------------------------------------------------------------------
    Recovery of income taxes paid in prior years
      in excess of asset taxes                           (137,060)            --
--------------------------------------------------------------------------------
                                                          314,210        488,095
--------------------------------------------------------------------------------
      Income from continuing operations                 1,020,229      2,725,911

LOSS FROM DISCONTINUED OPERATION                          267,487             --
--------------------------------------------------------------------------------
      Consolidated net income for the year            $   752,742    $ 2,725,911
================================================================================

CONSOLIDATED NET INCOME APPLICABLE TO:
        Majority interest                             $   531,701    $ 2,631,662
--------------------------------------------------------------------------------
        Minority interest                                 221,041         94,249
--------------------------------------------------------------------------------
                                                      $   752,742    $ 2,725,911
================================================================================
    Earnings per share from continuing operations
      without unusual item                            $      1.65    $      3.97
================================================================================
    Loss per share from unusual item                        (0.09)            --
================================================================================
    Loss per share from discontinued operation              (0.41)            --
================================================================================
    Earnings per share from net income                       1.15           3.97
================================================================================
    Weighted average number of shares outstanding
      (in thousands)                                      653,987        687,388
================================================================================

The accompanying notes are an integral part of these consolidated statements.

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
EXPRESSED IN TERMS OF THE PURCHASING POWER OF MEXICAN PESOS AS OF
DECEMBER 31, 1998
(Stated in thousands of Mexican pesos)

                                                                 Capital Stock
                                                    -----------------------------------------
                                                            Nominal
                                                    ----------------------------
                                                                    Unsubscribed
                                                                        and
                                                     Subscribed       Unpaid      Restatement
---------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                       $ 3,237,962    $   (11,623)   $ 5,532,150

    Dividends paid                                           --             --             --
---------------------------------------------------------------------------------------------
    Purchase of own shares                              (66,172)            --        (13,809)
---------------------------------------------------------------------------------------------
    Changes in equity                                        --             --             --
---------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 1997                         3,171,790        (11,623)     5,518,341

   Cancellation of unsubscribed and unpaid
     capital stock                                      (11,623)        11,623             --
---------------------------------------------------------------------------------------------
   Dividends paid                                            --             --             --
---------------------------------------------------------------------------------------------
   Increase in reserve for purchase of own shares            --             --             --
---------------------------------------------------------------------------------------------
   Purchase of own shares                              (155,567)            --        (19,705)
---------------------------------------------------------------------------------------------
   Reissuance of own shares                              19,743             --          4,067
---------------------------------------------------------------------------------------------
   Changes in equity                                         --             --             --
---------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 1998                       $ 3,024,343    $        --    $ 5,502,703
=============================================================================================

The accompanying notes are an integral part of these consolidated statements.

  Reserve for                       Cumulative                         Total
  Purchase of       Retained         Effect of         Minority    Stockholders'
  Own Shares        Earnings       Restatement         Interest       Equity
--------------------------------------------------------------------------------
$   974,138        $ 25,943,125    $(11,862,703)   $  2,065,211    $ 25,878,260

         --            (230,367)             --              --        (230,367)
--------------------------------------------------------------------------------
   (367,054)                 --              --              --        (447,035)
--------------------------------------------------------------------------------
         --           2,631,662         538,159        (708,397)      2,461,424
--------------------------------------------------------------------------------

    607,084          28,344,420     (11,324,544)      1,356,814      27,662,282

         --                  --              --              --              --
--------------------------------------------------------------------------------
         --            (290,472)             --              --        (290,472)
--------------------------------------------------------------------------------
  1,005,480          (1,005,480)             --              --              --
--------------------------------------------------------------------------------
   (719,780)                 --              --              --        (895,052)
--------------------------------------------------------------------------------
    128,871             (20,581)             --              --         132,100
--------------------------------------------------------------------------------
         --             531,701        (719,473)      1,234,555       1,046,783
--------------------------------------------------------------------------------

$ 1,021,655        $ 27,559,588    $(12,044,017)   $  2,591,369    $ 27,655,641
================================================================================

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
EXPRESSED IN TERMS OF THE PURCHASING POWER OF MEXICAN PESOS AS OF
DECEMBER 31, 1998
(Stated in thousands of Mexican pesos)

                                                                    1998           1997
OPERATIONS:
  Results-
  Income from continuing operations                          $ 1,020,229    $ 2,725,911
  Items applied to results that did not require resources-
   Provisions for voluntary retirement, pension and
    seniority premiums                                            10,210          6,654
---------------------------------------------------------------------------------------
   Depreciation                                                1,672,464      1,186,404
---------------------------------------------------------------------------------------
   Amortization of deferred charges                               50,064         15,457
---------------------------------------------------------------------------------------
   Amortization of concession titles                              22,328             --
---------------------------------------------------------------------------------------
   Amortization of goodwill and negative goodwill, net             1,090             --
---------------------------------------------------------------------------------------

       Resources obtained from results                         2,776,385      3,934,426

  Loss from discontinued operation                              (267,487)            --
---------------------------------------------------------------------------------------
       Resources provided from results after
         loss from discontinued operation                      2,508,898      3,934,426

  Resources provided by (used for) working capital             1,286,828       (355,340)
---------------------------------------------------------------------------------------

       Resources provided by operating activities              3,795,726      3,579,086

                                                                     1998            1997
FINANCING:
   Debt with Federal Government                                (3,733,032)      3,733,032
-----------------------------------------------------------------------------------------
   Dividends paid                                                (290,472)       (230,367)
-----------------------------------------------------------------------------------------
   Purchase of own shares                                        (895,052)       (447,035)
-----------------------------------------------------------------------------------------
   Sale of own shares                                             132,100              --
-----------------------------------------------------------------------------------------
   Increase in long-term debt in real terms                     6,353,171       1,020,501
-----------------------------------------------------------------------------------------
   Effect of variation of long-term debt in constant pesos     (1,235,489)     (1,077,298)
-----------------------------------------------------------------------------------------
   Negative goodwill                                                   --          86,474
-----------------------------------------------------------------------------------------

     Resources provided by financing activities                   331,226       3,085,307
-----------------------------------------------------------------------------------------

INVESTMENTS:
   Additions to property and equipment, less
    net book value of retirements                              (2,294,711)    (6,407,026)
-----------------------------------------------------------------------------------------
   Net increase in investments in shares of associated
   and other unconsolidated companies                              (4,180)     (1,223,676)
-----------------------------------------------------------------------------------------
   Net decrease (increase) in other assets                         45,300      (1,552,740)
-----------------------------------------------------------------------------------------
   Concession titles                                                   --      (1,345,837)
-----------------------------------------------------------------------------------------
   Goodwill                                                            --        (154,334)
-----------------------------------------------------------------------------------------

     Resources used in investing activities                    (2,253,591)    (10,683,613)
-----------------------------------------------------------------------------------------

     Increase (decrease) in cash and marketable securities      1,873,361      (4,019,220)

     Cash and marketable securities at beginning of year        4,716,505       8,735,725
-----------------------------------------------------------------------------------------

     Cash and marketable securities at end of year           $  6,589,866    $  4,716,505
=========================================================================================

The accompanying notes are an integral part of these consolidated statements.

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1998 AND 1997
EXPRESSED IN TERMS OF THE PURCHASING POWER
OF MEXICAN PESOS AS OF DECEMBER 31, 1998
(Stated in thousands of Mexican pesos)

Explanation added for translation into English:

The accompanying financial statements have been translated into English for use outside of Mexico. These financial statements are presented on the basis of accounting principles generally accepted in Mexico. Certain accounting practices applied by the Company that conform with accounting principles generally accepted in Mexico may not conform with the accounting principles generally accepted in the country of use.

1. COMPANY ACTIVITIES AND SIGNIFICANT EVENTS:

The operating companies making up Grupo Mexico, S.A. de C.V. and Subsidiaries ("the Company") are in the metallurgical mining industry. They engage in the exploring, mining and processing of metallic and nonmetallic minerals, the mining of coal and provide multi-use and freight railroad services.

Acquisition of "Ferrocarril Mexicano, S.A. de C.V." (formerly Ferrocarril Pacifico Norte, S.A. de C.V.):

After article 28 of the Political Constitution of the United Mexican States was amended in March 1995, the legal restructuring of the Mexican Railroad System permitted the participation of private investors in this industry.

On June 26, 1997 Grupo Ferroviario Mexicano, S.A. de C.V ("GFM") (a 74% subsidiary of the Company) acquired 100% of Ferrocarril Mexicano, S.A. de C.V.'s ("Ferromex") stock (formerly Ferrocarril Pacifico Norte, S.A. de C.V). The guidelines for the privatization of the Mexican Railroad System provide that each private company that will operate a portion the railroad system will also own 25% of the shares of Terminal Ferroviaria del Valle de Mexico, S.A. de C.V. ("T.V.F.M"). This investment is reflected under investments in shares of associated and other unconsolidated companies in the accompanying balance sheet.

Delivery and acceptance of Ferromex was carried out in three stages, as follows:

- Delivery of shares -- The Federal Government delivered the shares to G.F.M. in proportion to the amounts paid to settle the purchase price.

- Delivery of the assets covered by the sale agreements, according to the terms established therein.

- Delivery of the railroad and other assets covered by the concession titles.

On February 19, 1998 the Company settled the purchase price, and delivery and acceptance of Ferromex was formalized in a minute that described the assets that were transferred, including the railroads and other assets covered by the concession titles. The term for the exclusive right to render freight services is 30 years, except for the right of way and pulling rights that have a 50-year term renewable for another 50 years.

Labor strike at Mexicana de Cananea, S.A. de C.V.

On November 19, 1998, the union of Mexicana de Cananea, S.A. de C.V. ("Mexcananea") went on strike. Since, in the opinion of management the strike was illegal, on November 24, 1998 Mexcananea applied for termination of the collective bargaining agreement and all individual and collective contractual labor relationships before the Junta Federal de Conciliacion y Arbitraje (Federal

Reconciliation and Arbitration Board). On February 9, 1999, the strike was resolved before the Coordinacion General de Funcionarios Conciliadores de la Secretaria de Trabajo (General Arbitrators Unit of the Labor Secretary) and both parties agreed to the following:

- Mexcananea recognizes the validity and existence of the collective bargaining agreement executed with the union and waives the termination suit filed before the Junta Federal de Conciliacion y Arbitraje.

- In view of the fact that Mexcananea must close down the smelting operation for environmental reasons, and because of the completion of the tailing dam, the automation of warehouses, the delivery of the purified water facilities and their operation to the local government, and the prevailing economic and metal market conditions, both parties acknowledged the need to reduce the number of unionized workers in the three departments mentioned above, and at the smelting and other areas, who would retire voluntarily or accept to be terminated under the terms established in the collective bargaining agreement. Union workers that did not volunteer for contractual termination were relocated to other operating areas of Mexcananea to prevent affecting the normal operation of the areas that are still operating. Also, it was agreed that the aggregate number of terminated and voluntarily terminated workers of the other areas should range between 600 and 700.

- Mexcananea and the union agreed to comply with each and every term of the provisions established in the Productivity Agreement dated January 27, 1995.

-     Mexcananea agreed to pay the productivity bonus through June 1998.

Costs and expenses incurred from the date of the strike through December 31, 1998, consisting principally of depreciation, fixed costs and non-unionized personnel salaries and wages amounting to $62,839 are shown as an unusual item in the accompanying consolidated statement of income.

The difference between the book and net realizable values of fixed assets retired as a result of the above reasons, as well as personnel severance payments, amounting to $267,487 were recognized in the accompanying consolidated statement of income as a loss from discontinued operation, net of the related income taxes and employee profit sharing.

Start-up of copper refining operation-

As part of the program to expand the operations of Mexicana de Cobre, S.A. de C.V. ("Mexcobre"), early in 1998 the refining of copper anodes through hydro-metallurgic processes was placed in operation, as well as the copper rod plant. These processes generate a significant accumulation and recovery of gold and silver content.

2. BASIS OF CONSOLIDATION:

The consolidated financial statements include the financial statements of Grupo Mexico, S.A. de C.V. ("GMEXICO", holding company) and those of its subsidiaries, Grupo Minero Mexico, S.A. de C.V. ("G.M.M.", 98.85% owned), Grupo Ferroviario Mexicano, S.A. de C.V. ("G.F.M.", 74% owned) and Lineas Ferroviarias de Mexico, S.A. de C.V. ("L.F.M.", 100% owned). Both G.M.M. and G.F.M. are, in turn, sub-holding companies and consolidate their financial statements with those of their subsidiaries, as follows:

                                                                Percentage of
      Grupo Minero Mexico, S.A. de C.V. ("G.M.M.")                Ownership

      - Mexicana de Cobre, S.A. de C.V. and Subsidiaries
          ("Mexcobre")                                              96.43%
      -------------------------------------------------------------------
      - Industrial Minera Mexico, S.A. de C.V. and
          Subsidiaries ("Immsa")                                   100.00%
      -------------------------------------------------------------------
      - Minerales Metalicos del Norte, S.A. ("Mimenosa")           100.00%
      -------------------------------------------------------------------
      - Servicios de Apoyo Administrativo, S.A. de C.V
          ("Saasa")                                                100.00%
      -------------------------------------------------------------------
      - Mexicana de Cananea, S.A. de C.V. and Subsidiaries
          ("Mexcananea")                                            98.49%
      -------------------------------------------------------------------
      - Mexico Compania Inmobiliaria, S.A. ("Mexci")               100.00%
      -------------------------------------------------------------------
      - Minerales y Minas Mexicanas, S.A. de C.V. ("M.M.M.")       100.00%
      -------------------------------------------------------------------
      - Western Copper Supplies, Inc. ("W.C.S.")                   100.00%
      -------------------------------------------------------------------
      - Minera Mexico Internacional, Inc. ("M.M.I.")               100.00%
      -------------------------------------------------------------------
      - Mexicana del Arco, S.A. de C.V ("Mexarco")                 100.00%
      -------------------------------------------------------------------
      - Transportes Mineros Mexico, S.A. de C.V. ("T.M.M.")        100.00%
      -------------------------------------------------------------------

      Grupo Ferroviario Mexicano, S.A. de C.V. ("G.F.M.")

      - Ferrocarril Mexicano, S.A. de C.V. ("Ferromex")            100.00%
      -------------------------------------------------------------------
      - GFM Servicios Administrativos, S.A. de C.V.
          ("G.F.M.S.A.")                                           100.00%
      -------------------------------------------------------------------

The consolidated financial statements include the accounts of the Company and its subsidiaries, all under the same administration. All significant intercompany balances and transactions have been eliminated in consolidation.

The financial statements of foreign subsidiaries whose operations are an integral part of the Company are translated as follows: monetary items at the exchange rate prevailing at yearend; nonmonetary items, stockholders' equity and income and expenses at the exchange rate prevailing at the date the transactions occurred. The resulting Mexican pesos are restated using factors derived from the National Consumer Price Index (NCPI).

Equity in the results and changes in the stockholders' equity of subsidiaries and the associated companies that were acquired or sold during the year were included in the financial statements from or up to the date of the transaction, and were restated in terms of the purchasing power of the Mexican peso as of the latest yearend.

3. SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies followed by the Company are in conformity with the accounting principles generally accepted in Mexico, which require that management make certain estimates and use certain assumptions to determine the valuation of some of the items included in the financial statements and make the required disclosures therein. While the estimates and assumptions used may differ from their final effect, management believes they were adequate under the circumstances.

Change in accounting policies-

In 1998 the Company adopted the financial statement translation procedure for integrated foreign subsidiaries according to newly-issued Bulletin B-15, whose effect is the translation of monetary items at the exchange rate prevailing at yearend; nonmonetary items, stockholders' equity and income and expenses at the exchange rate prevailing at the date the transactions occurred. The resulting pesos are restated using factors derived from the NCPI.

Recognition of the effects of inflation in the financial information-

The Company restates all of its financial statements in terms of the purchasing power of the Mexican peso as of the end of the latest period, thereby comprehensively recognizing the effects of inflation. Consequently, all financial statement amounts are comparable, both for the current and the prior year, since all are stated in terms of Mexican pesos of the same purchasing power. Accordingly, the financial statements of the prior year have been restated in terms of Mexican pesos of the latest period. The prior year amounts presented herein differ from those originally reported in terms of Mexican pesos of the corresponding year.

To recognize the effects of inflation in terms of Mexican pesos with purchasing power as of the latest yearend, the procedures were as follows:

-     Balance sheet:

      Primary metal inventories are stated at current international metal market quotations at yearend, less the restated cost of completing the processing cycle to obtain the finished product. Other inventory items are stated at their replacement or production cost, without exceeding their net realizable value.

      Property and equipment are restated by applying a factor derived from the NCPI. Depreciation of restated assets is calculated based on the estimated useful life of each asset using the straight-line method.

      Stockholders' equity and other nonmonetary items are restated using a factor derived from the NCPI cumulative from the date of contribution or generation.

-     Statement of income:

      Revenues and expenses that are associated with a monetary item (trade receivables, cash, liabilities, etc.) are restated from the month in which they arise through yearend, based on factors derived from the NCPI.

      The cost of sales of primary metals and other inventories is restated based on the replacement cost of products consumed, and restated through yearend based on factors derived from the NCPI.

      As indicated above, depreciation is calculated on the restated value of property and equipment. Depreciation begins when the related assets are placed in service.

      The gain or loss from monetary position, which represents the erosion of the purchasing power of monetary items caused by inflation, is determined by applying to net monetary assets or liabilities at the beginning of each month the factor of inflation derived from the NCPI and is restated through yearend with the corresponding factor.

-     Other statements:

      The statement of changes in financial position presents the changes in constant Mexican pesos, according to the financial position at prior yearend, restated to Mexican pesos of the most recent yearend.

      The gain or loss resulting from inflation presented in the statement of stockholders' equity is comprised mainly of accumulated income or loss resulting from holding nonmonetary assets, which represents the change in the specific price level of these assets and its effect on the results of operations compared to the change in the NCPI.

Investments in marketable securities-

Marketable securities are primarily short-term investment funds and bank deposits valued at market (cost plus accrued interest).

Deferred charges-

Exploration costs incurred before development of a site begins are expensed as incurred, except for expenditures on specific properties where the presence of a mineral resource with the potential of being developed into a mine has been confirmed, in which case the expenditures are capitalized. Mine development costs are capitalized when proven reserves have been found. Deferred charges include mainly development expenses of certain subsidiaries that will be amortized on a straight-line basis over the estimated useful lives of the corresponding proven ore reserves and preoperating expenses incurred by Ferromex, which will be amortized over a period of 5 years, beginning in March, 1998.

Labor liabilities-

Under the Federal Labor Law and the collective bargaining agreements, most of the subsidiaries have contingent liabilities for severance, voluntary separation, seniority premium and pension payments to employees terminating under certain circumstances.

The Company records the liabilities from seniority premiums, voluntary separations and pensions as they accrue, by establishing reserves and irrevocable trust funds. Contributions to the funds and increases in reserves are made in accordance with actuarial computations based on the projected unit credit method, using real interest rates beginning in 1997.

As explained in Note 1, as of December 31, 1998 the actuarial computations of Mexcananea were adjusted based on the employees that remained with the Company after payment of employee benefits to voluntarily terminated personnel.

Accordingly, the liability is being accrued, which at present value will cover the obligation from benefits projected to the estimated retirement date of the Company's employees, as follows:

                                                             1998          1997

      Projected benefit obligation (PBO)                $ 190,144     $ 224,724
      -------------------------------------------------------------------------
      Trust assets                                       (212,251)     (226,615)
      -------------------------------------------------------------------------
      Reserves created                                    (25,851)      (59,344)
      -------------------------------------------------------------------------

                                                          (47,958)      (61,235)
      Additional liability                                  4,112        31,151
      -------------------------------------------------------------------------

           Excess of funds and reserves over
             projected benefit obligation               $ (43,846)    $ (30,084)
      =========================================================================

At December 31, 1998 and 1997, trust funds and established reserves exceeded the accumulated benefit obligation (equivalent to the PBO without projecting the salaries to the date of retirement) by $61,021 and $45,466, respectively.

The cost of employee benefits for each year is as follows:

                                                             1998          1997

      Service costs of the year                         $  17,335     $  14,145
      -------------------------------------------------------------------------
      Amortization of past service costs                   (1,176)       (1,905)
      -------------------------------------------------------------------------
      Interest on projected benefit obligation              9,026         8,488
      -------------------------------------------------------------------------

                                                           25,185        20,728
      Less- Actual return on plan assets                  (14,975)      (14,074)
      -------------------------------------------------------------------------
                                                        $  10,210     $   6,654
      =========================================================================

The interest rates used in the actuarial projections are:

                                                             1998          1997

      Interest rate                                           5.0%          5.0%
      -------------------------------------------------------------------------
      Salary increase rate                                    1.5%          1.5%
      -------------------------------------------------------------------------
      Investment return rate                                  7.0%          7.0%
      -------------------------------------------------------------------------

Indemnity payments to involuntarily terminated employees are charged to results in the period in which they are made.

Employee benefits-

G.M.M. has a trust fund, which at December 31, 1998 and 1997 held 46,524,534 and 56,616,857 shares, respectively, representing 7.1% and 8.4% of GMEXICO's capital stock. These shares are valued at market (presented as share trust in the accompanying consolidated balance sheets) and are intended for sale to non-unionized employees and to workers of subsidiaries and operating and affiliated companies that directly or indirectly are part of the Company.

Income taxes and employee profit sharing-

The Company recognizes by means of the liability method the future effects of income taxes and employee profit sharing related to the cumulative temporary differences between accounting and taxable income, which arise from specific items whose turnaround period can be determined and which are not expected to be replaced by items of similar nature and amount. Since there are no significant nonrecurring temporary differences whose turnaround period can be determined and that are not expected to be replaced by items of similar nature and amount, the Company has not recorded any deferred income tax or employee profit sharing assets or liabilities.

Integral result of financing-

The integral result of financing includes all financial revenues and expenses, such as interest, exchange gains or losses and gains or losses from monetary position as earned or incurred.

Transactions in foreign currency are recorded at the exchange rate as of the date of the transaction, and the assets and liabilities in foreign currency are adjusted to the exchange rate as of yearend, affecting income as part of the integral result of financing.

The integral result of financing of liabilities assumed in the acquisition of Ferromex, which was in its preoperating stage as of December 31, 1997, amounted to $4,758, and was recorded in deferred charges.

Concession titles-

Concession titles granted to Ferromex are recorded at their acquisition cost and restated based on factors derived from the NCPI. Starting in 1998, concession titles are amortized using the straight-line method over the concession term of 50 years.

Goodwill and negative goodwill-

Goodwill from the acquisition of Mexcananea and the purchase of 25% of the shares of T.F.V.M. is being amortized as of 1998, over 10 and 5 years, respectively the terms over which the benefits from these investments are expected to be realized.

The negative goodwill from the purchase of Ferromex is being amortized as of 1998, over a 5-year period, which is the term over which this subsidiary is expected to be integrated into the Company.

Investment in shares of associated and other unconsolidated companies-

These investments are recorded under the equity method. The primary component is the 25% investment in the capital stock of T.F.V.M.

Earnings (loss) per share-

Earnings (loss) per share have been computed for each period by dividing the income from continuing operations without unusual item, unusual item and loss from discontinued operation by the weighted average number of shares outstanding.

4. FOREIGN CURRENCY TRANSACTIONS AND POSITION:

The consolidated foreign currency position, excluding inventories of primary metals, as of December 31, 1998 and 1997, expressed in thousands of U.S. dollars, was as follows:

                                                        1998          1997

      Current assets                                 637,192       521,775
      --------------------------------------------------------------------
      Liabilities-
            Current                                  139,939        81,050
      --------------------------------------------------------------------
            Long-term                              1,242,101       799,077
      --------------------------------------------------------------------

                                                   1,382,040       880,127

              Foreign currency
               liability position, net               744,848       358,352
      ====================================================================

During the years ended December 31, 1998 and 1997, the Company's most significant transactions in foreign currency stated in thousands of U.S. dollars were as follows:

                                                        1998          1997

      Sales                                        1,149,969     1,317,546
      --------------------------------------------------------------------
      Purchases                                      239,479       241,627
      --------------------------------------------------------------------
      Interest income                                 52,444        46,221
      --------------------------------------------------------------------
      Interest expense                                99,962        66,516
      --------------------------------------------------------------------
      Technical assistance                             9,493        21,685
      --------------------------------------------------------------------
      Revenues obtained on currency and
        metal hedging, net                            21,377         2,128
      --------------------------------------------------------------------

Sales prices of almost all of the Company's products are determined by international market quotations in U.S. dollars.

At December 31, 1998 and 1997, the Mexican peso/U.S. dollar exchange rates were $9.9395 and $8.064, respectively.

As of February 26, 1999, the date on which these financial statements were issued, the unaudited foreign exchange position was similar to that at yearend, and the exchange rate was $9.9836 per U.S. dollar.

5. PROPERTY AND EQUIPMENT:

As of December 31, property and equipment were as follows:

                                                                         Average
                                                                         Annual
                                                                      Depreciation
                                           1998           1997            Rate
                                                                      ------------
      Mining concessions and land     $  1,578,019    $  1,507,384        4.0%
      ----------------------------------------------------------------------------
      Buildings and improvements         8,875,375       8,703,085        2.5%
      ----------------------------------------------------------------------------
      Automobiles and trucks               522,316         484,356        6.7%
      ----------------------------------------------------------------------------
      Mobile equipment                   6,944,564       6,937,173        4.9%
      ----------------------------------------------------------------------------
      Processing equipment              19,025,340      17,694,139        3.4%
      ----------------------------------------------------------------------------
      Locomotives and railroad cars      3,686,770       3,652,464        8.8%
      ----------------------------------------------------------------------------
                                        40,632,384      38,978,601
      Less-Accumulated depreciation    (14,830,759)    (13,625,118)
      ----------------------------------------------------------------------------
                                        25,801,625      25,353,483
      Construction-in-progress           2,171,856       2,058,489
      ----------------------------------------------------------------------------
                                      $ 27,973,481    $ 27,411,972
      ============================================================================

Given that Ferromex was in its preoperating stage as of December 31, 1997, no depreciation expense was recorded in 1997.

6. CONCESSION TITLES:

Ferromex was granted the following concession titles, which represent the difference between the net value of assets acquired and the amount paid to the Federal Government.

                    Concession Title                         Amount

          North Pacific railroad track                    $ 1,342,462
          ------------------------------------------------------------
          Ojinaga-Topolobampo railroad track                    3,375
          ------------------------------------------------------------
                                                            1,345,837
          Accumulated amortization                            (22,328)
          ------------------------------------------------------------
          Concession titles, net                          $ 1,323,509
          ============================================================

Fixed assets formerly owned by the Federal Government are recorded under concession titles in the balance sheet. Such assets include railway-platforms, crossings, stations, terminals, offices, track roofs, rails and other materials, such as rail logs, fences, signs, elevated structures, bridges, etc. These items should be classified as fixed assets at their appraised value. However, given that as of the date of these financial statements, the appraisals are not yet available to Ferromex, these assets are included in the concession titles.

The concession titles cover the following:

a) The general railroad tracks, which communicate with the mainline of the North Pacific and the Ojinaga-Topolobampo short-line

b)    The right to provide public freight services

c) The right to provide auxiliary services (cargo terminals, supply centers for railroad equipment, maintenance shops, connections and consolidation)

At the end of the concession period, the railroad tracks and related assets must be returned to the government in good operating condition at no cost, in accordance with the respective official rules and regulations. Ferromex agrees to make the investments established in the "business plan" to be updated every five years.

In order for cargo transportation and auxiliary services to be duly provided, the operation of the railroad concessions and other related assets will be subject to all pertinent laws and regulations.

7. DEFERRED CHARGES:

Deferred charges include the following:

                                                           1998         1997

      Preoperating expenses                             $ 310,954    $ 252,367
      --------------------------------------------------------------------------
      Development expenses                                172,362      122,447
      --------------------------------------------------------------------------
      Debt placement expenses                              56,008           --
      --------------------------------------------------------------------------
      Intangible asset arising from employee benefits         846       10,036
      --------------------------------------------------------------------------
      Other                                                 3,860        2,245
      --------------------------------------------------------------------------
      Amortization                                        (59,214)     (15,458)
      --------------------------------------------------------------------------
                                                        $ 484,816    $ 371,637
      ==========================================================================

8. TAX ENVIRONMENT:

Income and asset tax regulations-

The Company is subject to income and asset taxes. Income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values and the deduction of purchases in place of cost of sales, which permit the deduction of current costs, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. Income taxes are calculated in terms of Mexican pesos when the transactions occurred and not in terms of Mexican pesos as of the end of the period. Beginning in 1999, the income tax rate increased from 34% to 35% with the obligation to pay this tax each year at a rate of 30% (transitorily 32% in 1999), with the remainder payable upon distribution of earnings.

Asset taxes are computed at an annual rate of 1.8% on the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income taxes of the year. Any required payment of asset taxes is creditable against the excess of income taxes over asset tax of the preceding three and following ten years.

Taxable income-

The principal items which affect the determination of taxable income are the differences between purchases and cost of sales, recognition of the effects of inflation on depreciation and on monetary assets and liabilities through the inflationary component, which differ for book and tax purposes.

The Company obtained authorization from the Secretariat of Finance and Public Credit to file consolidated income and asset tax returns and the corresponding right to take credit for the tax on assets on a consolidated basis. The resulting benefit is recognized by GMEXICO. Employee profit sharing is computed based on the individual income of each subsidiary, rather than on a consolidated basis.

Tax incentives-

During 1997 and 1996 certain subsidiaries adhered to the benefit of the ARE (Alliance for Economic Recovery) program whereby they were exempted from payment of various federal taxes. This program also granted tax incentives, which the companies benefited from. Thus, in 1997 the taxable income and asset tax basis were reduced by approximately $809,037, which is reflected in the relative provisions. These benefits will reverse in the future to the extent to which book depreciation of fixed assets is reflected as an expense. The remaining balances of $68,781 and $85,761 as of December 31, 1998, may be applied against the asset tax of the following 3 and 4 years, respectively.

Tax authorities have established the tax scheme applicable to companies providing railroad services in Mexico. As such, the subsidiary Ferromex, will enjoy the following tax benefits:

-     The value of the concession will be amortized at a 15% annual rate.

- The Company will be allowed to amortize its tax loss carryforwards until they are fully utilized, the concession expires or the Company is liquidated, whichever comes first.

- In accordance with Article 51 of the Income Tax Law, the expenses the Company incurs in the construction of railroad tracks will be deductible as incurred, regardless of their being constructed in metropolitan areas.

- Payments made to foreign residents, for the use or enjoyment of locomotives and railroad cars will be subject to a tax with holding rate of 5%, instead of 21%.

- The Company may take the immediate deduction of investments in locomotives and railroad cars, regardless of whether these assets are used outside of Mexico or in metropolitan areas.

Amendments to tax legislation effective January 1, 1999 call for the cancellation of the immediate deduction of capital investments. Therefore, Ferromex will confirm with the tax authorities whether these amendments affect the above tax benefit.

Recurring temporary differences-

The net amount of recurring temporary differences of $152,609, which do not result in recording deferred income taxes and employee profit sharing, will become deductible upon reversal. This amount does not include items arising from the differences between the book and tax bases of inventories or property and equipment.

9. NOTES AND INTEREST PAYABLE:

The scheduled maturities of notes and interest payable are as follows:

                                              1998                                 1997
                                   ----------------------------          ---------------------------
                                   Thousands       Thousands of          Thousands      Thousands of
                                    of U.S.          Mexican              of U.S.         Mexican
                Due in:             Dollars           Pesos               Dollars          Pesos
      ----------------------       ----------------------------          ---------------------------
      1998                                                                 24,635      $    235,608
                                                                          -------------------------

      1999                           65,368       $    649,726            170,889         1,634,363
      --------------------------------------------------------

      2000                           47,691            474,022             43,005           411,299
      ---------------------------------------------------------------------------------------------
      2001                           71,840            714,050             36,260           346,790
      ---------------------------------------------------------------------------------------------
      2002                          137,945          1,371,106             76,366           730,352
      ---------------------------------------------------------------------------------------------
      2003                          257,585          2,560,267            200,628         1,918,790
      ---------------------------------------------------------------------------------------------
      2004 and thereafter           772,263          7,675,909            271,929         2,600,704
      ---------------------------------------------------------------------------------------------
                                  1,287,324         12,795,354            799,077         7,642,298

      Repurchased guaranteed
        senior notes pending
        placement                   (45,223)          (449,492)                --                --
      ---------------------------------------------------------------------------------------------
                                  1,242,101         12,345,862            799,077         7,642,298
      ---------------------------------------------------------------------------------------------
                                  1,307,469       $ 12,995,588            823,712      $  7,877,906
      =============================================================================================

Notes and interest payable consist mainly of the following:

On March 31, 1998, G.M.M. placed guaranteed senior notes in the international market, in the amount of US$500 million, with interest payable semiannually. The proceeds from the notes were used to repay approximately US$139 million in principal and interest relative to a loan granted to G.M.M. by GMEXICO. On addition granted GMEXICO a US$281 million short-term loan.

The notes are divided into two series, as follows:

                                 Amounts in
                                 Thousands
                                  of U.S.          Interest
      Series                      Dollars            Rate           Payment Due
      ------                      -------            ----           -----------
       A                          375,000            8.25%         April 1, 2008
      --------------------------------------------------------------------------
       B                          125,000            9.25%         April 1, 2028
      --------------------------------------------------------------------------
                                  500,000
      ==========================================================================

The senior notes are guaranteed by Mexcobre, Mexcananea, Immsa, Mimenosa and M.M.I.

During the term of the senior notes the Company must comply with certain requirements, of which the most significant is:

- G.M.M. and its subsidiaries shall not assume any debt if, thereafter, the interest coverage ratio (EBITDA to consolidated interest expense) would be lower than 2.5 to 1.0.

In September 1998, G.M.M. repurchased a portion of its guaranteed senior notes as are investments. Total amount paid was US$39,999 thousands which was the fair value at the date of purchase. It is not managements' intention to redeem these bonds but to resale them during favorable market conditions. These notes are reflected as a reduction to long-term debt in the amount of US$45,223 thousands, which is the market value as of December 31, 1998. At February 26, 1999, date of these financial statements, the Company has not sold this investment and their market value was US$42,190 thousands.

On August 8, 1997, GMEXICO obtained a bridge loan from ING Baring (U.S.) Capital Corporation, Chase Securities Inc. and Banque Paribas, for up to US$420 million, to fully acquire Ferromex through its subsidiary G.F.M. As of December 31, 1997, GMEXICO had drawn US$127 million and on February 13, 1998, made a final draw for the remaining US$293 million. This bridge loan was to be repaid in one lump sum in August 1999, bearing monthly interest at LIBOR plus 0.875% during the first year and a half, to reduce to LIBOR plus 0.5% during the following six-month period. On March 31, 1998, the Company repaid the loan out of the proceeds of the placement of the US$500 million guaranteed senior notes described above.

On November 20, 1995, G.M.M. made a private offering to place Secured Export Notes in the amount of US$600 million, of which US$525 million were placed on November 28, 1995 and US$80 million placed on October 28, 1996, thus prepaying US$5 million of Series "A" notes. In August 1997, the Company issued new Series "E" notes, the proceeds of which were used to prepay both Series "A" and Series "B-2" notes, whereupon the notes were divided into four series, as follows:

                Amount in
                Thousands                              Number of                      Payment Period
                 of U.S.                                Monthly             ------------------------------
    Series       Dollars       Interest Rate           Payments             From                        To
    ------       -------       -------------           --------             ----                        --
      B-1        100,000          8.05%                48 equal        December 28, 1998        November 28, 2002
    -------------------------------------------------------------------------------------------------------------
      C          200,000          8.51%               60 variable      December 28, 2002        November 28, 2007
    -------------------------------------------------------------------------------------------------------------
      D           80,000          9.43%               60 variable      November 28, 2006        October 28, 2011
    -------------------------------------------------------------------------------------------------------------
      E          220,000 One month LIBOR + 0.89%       24 equal        September 28, 2002       August 28, 2004
    -------------------------------------------------------------------------------------------------------------
                 600,000
    =============================================================================================================

The notes are guaranteed by Immsa, Mexcobre, Mexcananea, Mimenosa and M.M.I., referred to as the principal subsidiaries.

In connection with the placement of the Secured Export Notes, G.M.M. has entered into a trust agreement for the benefit of the noteholders with the Bank of New York as trustee and issuer of the notes, and Chase Manhattan Bank as collateral agent. An additional guarantee was established consisting of the proceeds from export sales of the Company's principal subsidiaries, which must be deposited in collateral accounts with the collateral agent. The subsidiaries may use the collected amounts, provided there is no event of default. Repayment of principal and interest, which fall due within the next three months, is also guaranteed by a letter of credit established by G.M.M. with a foreign bank to be used in the event of default, prior to the collateral collection accounts. As of the date of the financial statements, there has been no such event.

During the term of the agreement the Company must comply with certain requirements, the most significant of which are:

- The Company shall not assume any debt if, thereafter, the consolidated debt-to-capital exceeds 45%.

- The consolidated stockholders' equity of G.M.M. at the end of any quarter may not be less than $6,700 million Mexican pesos restated from June 1995 through the date of calculation.

- The export collections of the latest month may not be less than 1.5 times the principal and interest payments on notes during the prior month, and at no time may the average of the monthly export collections of the prior three months be less than two times the principal and interest payments on notes of the prior month.

- Annually and commencing the first year of the original note issuance, G.M.M. and its subsidiaries may not permit the export collections of the last 12 months to be lower than the lesser of (1) 150 million U.S. dollars plus 25% of the principal of any additional notes issued or (2) 30% of all unpaid note principal, including any additional notes issued.

On October 6, 1998, G.M.M. obtained a long-term syndicated loan from Bank of America for US$130 million payable in five quarterly installments beginning on September 28, 2001, bearing quarterly interest at LIBOR plus 0.90%. The loan is guaranteed by Mexcobre, Immsa, Mexcananea, Mimenosa and M.M.I.

During the term of the loan certain requirements must be complied with, the most significant of which are:

- G.M.M. and its subsidiaries shall not assume any debt if, thereafter, the consolidated debt-to-capital ratio exceeds 45%.

- The consolidated stockholders' equity of G.M.M. at the end of any quarter may not be less than $12,000 million Mexican pesos restated from December 1997 through the date of calculation.

- G.M.M. and its subsidiaries shall not assume any debt if, thereafter, the interest coverage ratio (EBITDA to consolidated interest expense) would be lower than 2.5 to 1.0.

On November 18, 1996, G.M.M. entered into a long-term loan agreement with Export Development Corporation for US$47 million to finance the expansion of the copper smelter owned by Mexcobre. Principal is payable in 14 equal semiannual installments, beginning on July 17, 1997, bearing monthly interest at LIBOR plus 0.75%. Mexcobre is the guarantor of the loan.

During the term of the loan certain requirements must be complied with, the most significant of which are:

- G.M.M. and its subsidiaries' quarterly stockholders' equity cannot be less than $6,700 million Mexican pesos restated from June 1995 through the date of calculation.

- G.M.M. and its subsidiaries shall not assume any debt if, thereafter, the consolidated debt-to-capital ratio exceeds 45%.

-     The debt service coverage ratio must at no time be less than 1.0.

On June 15, 1998, G.M.M. entered into a long-term credit agreement with Export Development Corporation for up to US$75 million to finance the purchase of Canadian-made assets for the construction of a copper and precious metals refining plant owned by Mexcobre, and other assets for the subsidiaries. As of December, 31, 1998 had drawn US$46.2 million, payable in ten equal semiannual installments beginning on December 15, 1998, bearing semiannual interest at LIBOR plus 0.75%. This credit is guaranteed by Mexcobre, Immsa, Mexcananea, Mimenosa and M.M.I.

During the term of the credit agreement certain requirements must be complied with, the most significant of which are:

- G.M.M. and its subsidiaries' quarterly stockholders' equity cannot be less than $6,700 million Mexican pesos restated from June 1995 through the date of calculation.

- G.M.M. and its subsidiaries shall not assume any debt if, thereafter, the consolidated debt-to-capital ratio exceeds 45%.

- G.M.M. and its subsidiaries shall not assume any debt if, thereafter, the interest coverage ratio (EBITDA to consolidated interest expense) would be lower than 2.5 to 1.0.

On August 21, 1996, G.M.M. entered into a long-term export finance credit agreement with Societe Generale for US$21.3 million. G.M.M. has drawn US$19.0 million payable in 14 equal semiannual installments beginning on July 15, 1997, bearing semiannual interest at LIBOR plus 0.25%. Mexcobre and Immsa are guarantors of this loan. During the term of the loan, certain affirmative and negative covenants must be complied with.

On August 28, 1995, Mexcobre obtained an equipment loan for US$4.5 million from First National Bank of Maryland for the acquisition of an electric mining shovel. The loan is payable in 10 equal semiannual installments beginning on September 15, 1995 and bears interest at LIBOR plus 0.375% payable on a semiannual basis.

On December 13, 1993, Mexcobre obtained an equipment loan from First National Bank of Maryland for US$1.4 million. The loan is payable in 10 equal semiannual installments beginning on July 16, 1994 and bears interest at 5.36% payable on a semiannual basis.

On August 4, 1993, Mexcananea obtained an equipment loan for US$29.5 million from Generale Bank, S.A./N.V. Funds were received in six different tranches from September 15, 1994 to May 9, 1995 and are payable in semiannual installments over a 7-year period bearing interest at LIBOR plus 0.375%. The loan is guaranteed by The Export Import Bank of the United States and Banco Nacional de Comercio Exterior, S.N.C. During the term of the loan, certain affirmative and negative covenants must be complied with. On March 16, 1998 total prepayment of principal and interest was made of US$15.1 million.

Short- and long-term debt include a sublease contract between Ferromex and Ferrocarriles Nacionales de Mexico consisting of 24 locomotives the latter has leased from Arrendadora Internacional, S.A. de C.V. The balance as of December 31, 1998 and 1997 amounted to $72,559 and $102,242, respectively, payable in six variable semiannual installments, bearing semiannual interest at variable rates, in accordance with the sublease contract.

At December 31, 1998 and 1997, the Company had complied with all requirements established in the loan contracts.

10. STOCKHOLDERS' EQUITY:

Capital stock-

During a General Ordinary Stockholders' Meeting held on April 28, 1998 the stockholders approved a cash dividend of $260,000, at nominal value, whose restated amount is $290,472.

On April 30, 1996 during a General Ordinary Stockholders' Meeting the stockholders approved the creation of a $619,413 (at nominal value) reserve against retained earnings to purchase the Company's own shares. On April 28, 1998 the stockholders approved to increase the reserve against retained earnings by an additional $900,000 (at nominal value).

During a Board of Directors' Meeting held on July 11, 1997 acquisition of up to 20,701,462 Series "B" and "L" Class I shares, representing GMEXICO capital stock, in one or several transactions, at the prevailing market value on the date of purchase was approved, using the established reserve. During a Board of Directors' Meeting held on July 15, 1998, the acquisition of up to 32,500,000 Series "B" shares, representing GMEXICO capital stock was approved. During the year, trading activities were as follows:

                                                          Shares
                                        ----------------------------------------
                                                 Series                                          Deemed
                                        -------------------------                                Nominal
                                           "B"            "L"            Total                    Value
                                        ---------      ----------      ----------                -------
      Purchase of shares pending
        to be sold as of December
        31, 1997                        3,858,000      10,276,000      14,134,000             $     66,172
      ----------------------------------------------------------------------------------------------------
      Shares acquired in 1998           4,385,000      28,842,899      33,227,899                  155,567

      Shares reissuance in 1998        (4,217,000)             --      (4,217,000)                 (19,743)

      Shares cancelled                         --     (39,118,899)    (39,118,899)                (183,147)
      ----------------------------------------------------------------------------------------------------
      Purchase of shares pending
         to be sold as of December
         31, 1998                       4,026,000              --       4,026,000             $     18,849
      ====================================================================================================

During an Extraordinary Stockholders' Meeting held on April 28, 1998, the stockholders approved the cancellation of 39,118,899 repurchased Series "L" shares and 929,836 Series "B" shares that were pending to be subscribed and paid, with a nominal value of $11,623. The remaining 75,889,223 of outstanding Series "L" shares were to be exchanged for the same amount of Series "B" common full voting rights shares, so that in the future the capital stock be represented only by Series "B" shares.

At December 31, 1998 total repurchased shares represented 0.6% of total GMEXICO outstanding shares. The market value at February 26, 1999, the date of issuance of these financial statements, was $110,111.

At December 31, 1998, capital stock consisted of common registered, no par value Class I shares representing the minimum fixed capital stock, as follows:

                                          Total          Nominal
                                          Shares          Value
                                       -----------    -------------

            Series "B" Class I         650,000,000    $   3,043,192
            --------------------------------------------------------
            Purchase of own shares      (4,026,000)         (18,849)
            --------------------------------------------------------
                                       645,974,000    $   3,024,343
            ========================================================

Series "B" is comprised of common, full voting shares, which at all times shall represent 100% of common full-voting shares. At least 51% of the Series "B" shares must at all times be subscribed by individuals or corporations qualifying as Mexican investors.

The variable portion of the capital stock may be up to ten times the amount of the minimum fixed capital.

Retained earnings-

As of 1999, dividends paid to individuals or foreign residents will be subject to income tax withholding at an effective rate ranging from 7.5% to 7.7%, depending on the year in which the earnings were generated. In addition, if earnings for which no corporate tax has been paid are distributed, the tax must be paid upon distribution of the dividends. Consequently, the Company must keep a record of earnings subject to each tax rate. Earnings for which corporate taxes have been paid amounted to approximately $2,144,961.

Capital reductions will be subject to taxes on the excess of the reduction over the price-level adjusted paid-in capital, in accordance with the formula prescribed by the income tax law.

The annual net income of the each Company is subject to the legal requirement that 5% thereof be transferred to a legal reserve each year until the reserve equals 20% of capital stock. At December 31, 1998 and 1997, the nominal amount of this reserve amounted to $19,867 and $12,530, respectively, in GMEXICO and is included in retained earnings. This reserve may not be distributed to stockholders during the existence of the Company, except in the form of a stock dividend.

11. SEGMENT INFORMATION:

The Company operates in two industries, the metallurgical mining industry, which includes the exploring, mining and processing of metallic and nonmetallic minerals and the mining of coal, and the rendering of multi-use and freight railroad services. The most significant data by business segment is as follows:

                                      1998                              1997
                         -----------------------------    -------------------------------
                         Metallurgical                    Metallurgical
                            Mining                            Mining
                           Industry         Railroad         Industry          Railroad
                         -------------     -----------    -------------      ------------
    Net sales             $10,505,530      $        --      $12,362,835      $        --
    =====================================================================================
    Service income        $        --      $ 3,636,681      $        --      $        --
    =====================================================================================
    Gain (loss), net      $    65,219      $   687,523      $ 2,730,806      $    (4,895)
    =====================================================================================
    Total assets          $35,606,090      $ 7,275,570      $35,214,011      $ 5,517,017
    =====================================================================================

12. COMMITMENTS:

Ferromex assumed the commitments under the maintenance contracts originally executed by Ferrocarriles Nacionales de Mexico and GIMCO, S.A. de C.V. and MPI Noroeste, S.A. de C.V. (previously MK Gain, S.A. de C.V.) The major characteristics of these contracts are as follows:

a) The purpose of the contracts is to provide maintenance services, repair and inspection of towing equipment in the Torreon, Chihuahua and Acambaro repair shops. The life of these contracts is 10 years, beginning in 1994, and they may be renewed upon agreement between the parties.

b) Ferromex has the right to cancel the maintenance contract with either company, in which case, the Company would have to pay a penalty of approximately US$95 million as of December 31, 1998. The Ojinaga-Topolobampo track would carry a penalty of approximately US$23 million.

13. FINANCIAL INSTRUMENTS:

As of December 31, 1998, the book value of guaranteed debt issued by G.M.M. as described in Note 9, was US$454.77 million with market value of US$383.5 million. The Company does not expect to refinance its debt by settling any of its long-term debt at market value.

The Company utilizes derivative financial instruments to reduce certain market risks to which it is exposed. These market risks consist of the impact of changes in the prices of primary metals. Historically, the international market prices for the Company's products, mainly copper, zinc, silver, gold and lead fluctuate widely and are affected by a number of factors beyond the Company's control. The Company's revenues are directly related to those prices.

During 1998 the Company's derivative transactions were limited in volume and restricted to risk control activities. The Company does not hold or issue financial instruments for speculative purposes. Decisions on each transaction and on general hedging policies are made by the executive committee, whose members are the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Risk Management Manager, to ensure that the risks and benefits have been appropriately assessed.

Fluctuations in the market prices of the Company's primary metals are hedged through financial instruments. Gains and losses on these positions are deferred until settled at a future date.

For the convenience of its customers, the Company enters, from time to time, into hedging transactions, related to sales of refining metals under the same terms and conditions and therefore, such hedging transactions are offset and there is no effect in the statement of income. At December 31, 1998 price hedgings for sales of refining metals included an overall volume of 1,515 tons of zinc.

During, 1997 the Company entered into a series of forward contracts maturing in 1998, to purchase US dollars. The notional value of these contracts was US$150 million. Upon settlement a US$22 million gain was obtained, which was recorded under interest income in the statement of income.

14. CONTINGENCIES:

The Company is involved in various legal proceedings incidental to its operations, but it does not believe that the final decisions in any such proceedings will, individually or in the aggregate, have a material adverse effect on its financial position or results of operations.

15. SUBSEQUENT EVENT:

Reserve for purchase of own shares-

During the January 1 - April 7, 1999 period, the Company repurchased 15,974,000 shares, in addition to the 4,026,000 shares it held as of December 31, 1998 (see
Note 10), making a total of 20,000,000 purchased shares pending to be sold as of April 7, 1999. The effect on stockholders' equity as of this date is as follows:

                                                   Series "B"     Nominal
                                                     Shares        Value
                                                   ----------     -------
       Purchase of shares pending
         to be sold as of December 31, 1998         4,026,000   $   18,849
       -------------------------------------------------------------------------
       Shares acquired during the period           15,974,000       74,787
       -------------------------------------------------------------------------

       Purchase of shares pending to be sold
          as of April 7, 1999                      20,000,000   $   93,636
       =========================================================================

The shares were acquired at a market value of $511,095, of which $436,308 were recorded in the reserve for purchase of own shares and $74,787 decreased the nominal value of capital stock.

Employee benefits-

As discussed in Note 3, the Company as of December 31, 1998 holds 46,524,534 shares of common stock of GMEXICO deposited in a trust for future sale to employees of the Company. From January 1 to April 7, 1999 the Company sold 15,018,000 shares, leaving a balance on April 7, 1999 of 31,506,534 shares. The market value of these shares as of this date is $1,030,866.

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES

                                                                February 26,1999

To the Stockholders of
Grupo Mexico, S.A. de C.V.:

In my capacity as Examiner and in compliance with Article 166 of the General Law on Mercantile Societies and the Companys bylaws, I submit my report regarding the truthfulness, reasonableness and sufficiency of the financial information presented to you by the Board of Directors, concerning the Company's operations for the year ended December 31, 1998.

I have attended the meetings of the Stockholders and Board of Directors and have obtained from corporate officers all the information relative to operations, documents and records that I deemed necessary. I conducted my examination in accordance with generally accepted auditing standards.

Also, I have reviewed the individual and consolidated balance sheets of the Company as of December 31, 1998 and the related statements of income, stockholders equity and changes in financial position for the year then ended, which are submitted for your information and approval. In submitting this report, I have also relied upon the reports on such financial statements issued by Ruiz Urquiza y Cia., S.C. (Arthur Andersen), independent auditors of the Company.

As discussed in Note 1 to the accompanying financial statements, on November 19, 1998, workers at the Mexicana de Cananea, S.A. de C.V. subsidiary walked out of the mine in an illegal strike that suspended operations until February 9, 1999. As part of the labor union negotiations, the Company agreed to the closure of the Cananea Copper Smelter and three departments. As a result of these developments, the Company laid off workers at the Cananea mine. Cost and expenses incurred from the date of the strike through December 31, 1998, amounting to $62,839 thousands, are shown as an unusual item in the statement of income. The difference between the book value and the net realizable value of the fixed assets, as well as the severance payments to personnel of the closed areas, which amounted to $267,487 thousands, are shown as loss from discontinued operations in the accompanying statement of income.

In my opinion, the accounting and information criteria and policies followed by the Company and considered by Management in the preparation of the financial information presented by them, are appropriate and sufficient and were applied on a basis consistent with that of the preceding year, therefore the information presented by the officers reflects truthfully, fairly and sufficiently the financial position as of December 31, 1998, and the results of the operations, stockholders equity and the changes in their financial position of Grupo Mexico, S.A. de C.V., for the year then ended in conformity with generally accepted accounting principles.


                                                       /s/ Rolando Vega Iniguez

                                                          Rolando Vega Iniguez
                                                                Examiner

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